Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2023 NET INCOME OF $9.3 BILLION ($3.04 PER SHARE),
INCLUDING THE FDIC SPECIAL ASSESSMENT OF $2.9 BILLION ($0.74 DECREASE PER SHARE)
FULL-YEAR 2023 NET INCOME OF $49.6 BILLION ($16.23 PER SHARE)

FOURTH-QUARTER 2023 RESULTS1

ROE 12% ROTCE[2] 15%	CET1 Capital Ratios[3] Std. 15.0% | Adv. 15.0% Total Loss-Absorbing Capacity[3] $514B	Std. RWA[3] $1.7T Cash and marketable securities[4] $1.4T Average loans $1.3T

Firmwide Metrics 4Q23 ROTCE 15% 2023 ROTCE 21%	■	Excluding significant items[2], 4Q23 net income of $12.1 billion, EPS[5] of $3.97 and ROTCE of 19%
	■	Reported revenue of $38.6 billion and managed revenue of $39.9 billion[2]
	■	Expense of $24.5 billion; reported overhead ratio of 63%; managed overhead ratio[2] of 61%; expense included the $2.9 billion FDIC special assessment[6], which increased the overhead ratio by 7%
	■	Credit costs of $2.8 billion included $2.2 billion of net charge-offs and a $598 million net reserve build
	■	Average loans up 17%, or up 4% excluding First Republic[7]; average deposits flat, or down 3% excluding First Republic

CCB 4Q23 ROE 33% 2023 ROE 38%	■	Average deposits down 4%; client investment assets up 47%, or up 25% excluding First Republic
	■	Average loans up 27%, or up 6% excluding First Republic; Card Services net charge-off rate of 2.79%
	■	Debit and credit card sales volume[8] up 7%
	■	Active mobile customers[9] up 8%

CIB 4Q23 ROE 9% 2023 ROE 13%	■	#1 ranking for Global Investment Banking fees with 8.8% wallet share for the year
	■	Markets revenue of $5.8 billion, up 2%, with Fixed Income Markets up 8% and Equity Markets down 8%

CB 4Q23 ROE 21% 2023 ROE 20%	■	Gross Investment Banking and Markets revenue[10] of $924 million, up 32%
	■	Average loans up 19%, or up 3% excluding First Republic; average deposits down 4%

AWM 4Q23 ROE 28% 2023 ROE 31%	■	Assets under management (AUM) of $3.4 trillion, up 24%
	■	Average loans up 6%, or up 1% excluding First Republic; average deposits down 4%

Jamie Dimon, Chairman and CEO, commented: “We ended the year with a solid quarter, producing net income of $9.3 billion, or $12.1 billion excluding the FDIC special assessment and discretionary securities losses. Our record results in 2023 reflect over-earning on both NII and credit, but we remain confident in our ability to continue to deliver very healthy returns even after they normalize. Our balance sheet remained extremely strong, with a CET1 ratio of 15.0%, a staggering $514 billion of total loss-absorbing capacity and $1.4 trillion in cash and marketable securities. We continue to believe that the recent series of regulatory and legislative proposals, including Basel III endgame, could cause serious harm to consumers, businesses, and markets. We hope that regulators will make the necessary adjustments so the rules promote a strong financial system without causing undue consequences for end users.

2023 was a good example of the power of our investment philosophy and fortress principles, as well as the value of being there for clients—as we always are—in both good times and bad times. The result was continued growth broadly across the Firm. We will highlight a few examples: CCB added over 2 million net new checking accounts in 2023; CIB maintained its #1 rank in both IB and Markets and gained over 100bps of IB market share; CB added over 5,000 new relationships, roughly 2x the prior year; and AWM saw record client asset net inflows of $490 billion, over 20% higher than its prior record.

The U.S. economy continues to be resilient, with consumers still spending, and markets currently expect a soft landing. It is important to note that the economy is being fueled by large amounts of government deficit spending and past stimulus. There is also an ongoing need for increased spending due to the green economy, the restructuring of global supply chains, higher military spending and rising healthcare costs. This may lead inflation to be stickier and rates to be higher than markets expect. On top of this, there are a number of downside risks to watch. Quantitative tightening is draining over $900 billion of liquidity from the system annually, and we have never seen a full cycle of tightening. And the ongoing wars in Ukraine and the Middle East have the potential to disrupt energy and food markets, migration, and military and economic relationships, in addition to their dreadful human cost. These significant and somewhat unprecedented forces cause us to remain cautious. While we hope for the best, the past year demonstrated why we must be prepared for any environment.

To conclude, I want to thank our tremendous employees for making us one of the most trusted financial institutions in the world. They work tirelessly to serve our clients, including extending credit and raising capital totaling $2.3 trillion, as well as providing continuity for First Republic customers.”

SIGNIFICANT ITEMS IN 4Q23 RESULTS
■    $2.9 billion FDIC special assessment in Corporate ($0.74 decrease in EPS)
■    $743 million of net investment securities losses in Corporate ($0.19 decrease in EPS)
CAPITAL DISTRIBUTIONS
■    Common dividend of $3.1 billion or $1.05 per share
■    $2.0 billion of common stock net repurchases11
■    Net payout LTM11,12 of 41%
FORTRESS PRINCIPLES
■ Book value per share of $104.45, up 16%; tangible book value per share2 of $86.08, up 18%
■    Basel III common equity Tier 1 capital3 of $251 billion and Standardized ratio3 of 15.0%; Advanced ratio3 of 15.0%
■    Firm supplementary leverage ratio of 6.1%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $2.3 trillion of credit and capital13 raised in 2023
■    $239 billion of credit for consumers
■    $36 billion of credit for U.S. small businesses
■    $1.0 trillion of credit for corporations
■    $915 billion of capital for corporations and non-U.S. government entities
■    $47 billion of credit and capital for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479	Media Contact: Joseph Evangelisti (212) 270-2438
Note: Totals may not sum due to rounding.
[1] Percentage comparisons noted in the bullet points are for the fourth quarter of 2023 versus the prior-year fourth quarter, unless otherwise specified.
[2] For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the fourth quarter of 2023 versus the prior-year fourth quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				3Q23		4Q22
($ millions, except per share data)	4Q23	3Q23	4Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$38,574	$39,874	$34,547	$(1,300)	(3)%	$4,027	12%
Net revenue - managed	39,943	40,686	35,566	(743)	(2)	4,377	12
Noninterest expense	24,486	21,757	19,022	2,729	13	5,464	29
Provision for credit losses	2,762	1,384	2,288	1,378	100	474	21
Net income	$9,307	$13,151	$11,008	$(3,844)	(29)%	$(1,701)	(15)%
Earnings per share - diluted	$3.04	$4.33	$3.57	$(1.29)	(30)%	$(0.53)	(15)%
Return on common equity	12%	18%	16%
Return on tangible common equity	15	22	20
Discussion of Results:
Net income was $9.3 billion, down 15%, or down 21% excluding First Republic, predominantly driven by the FDIC special assessment.
Net revenue was $39.9 billion, up 12%, or up 7% excluding First Republic. Net interest income (NII) was $24.2 billion, up 19%, or up 12% excluding First Republic. NII excluding Markets2 was $23.6 billion, up 18%, or up 11% excluding First Republic, predominantly driven by higher rates and higher revolving balances in Card Services, partially offset by lower deposit balances. Noninterest revenue was $15.8 billion, up 3%, or relatively flat excluding First Republic. The current quarter reflected higher asset management and Investment Banking fees. The prior-year quarter reflected a $914 million gain on the sale of Visa B shares and higher markdowns on equity investments in Payments.
Noninterest expense was $24.5 billion, up 29%, or up 24% excluding First Republic, predominantly driven by the FDIC special assessment and higher compensation, including front office incentive compensation, wage inflation and growth in front office and technology employees.
The provision for credit losses was $2.8 billion, reflecting net charge-offs of $2.2 billion and a net reserve build of $598 million. The net reserve build included a $546 million net build in Consumer, driven by loan growth in Card Services, and a $41 million net build in Wholesale. Net charge-offs of $2.2 billion were up $1.3 billion, predominantly driven by Card Services and single-name exposures in Wholesale which were largely previously reserved. The prior-year provision was $2.3 billion, reflecting a net reserve build of $1.4 billion and net charge-offs of $887 million.
Net income attributable to First Republic was $647 million. This reflected $1.3 billion of net interest income, $533 million of noninterest revenue and $890 million of noninterest expense. The provision for credit losses was $125 million, predominantly in CB. For additional information, see note 7 on page 7.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q23		4Q22
($ millions)	4Q23	3Q23	4Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$18,097	$18,362	$15,793	$(265)	(1)%	$2,304	15%
Banking & Wealth Management[14]	10,877	11,345	9,582	(468)	(4)	1,295	14
Home Lending	1,161	1,252	584	(91)	(7)	577	99
Card Services & Auto	6,059	5,765	5,627	294	5	432	8
Noninterest expense[14]	9,336	9,105	7,912	231	3	1,424	18
Provision for credit losses	2,189	1,446	1,845	743	51	344	19
Net income	$4,788	$5,895	$4,556	$(1,107)	(19)%	$232	5%
Discussion of Results:
Net income was $4.8 billion, up 5%, or down 3% excluding First Republic. Net revenue was $18.1 billion, up 15%, or up 8% excluding First Republic.
Banking & Wealth Management net revenue was $10.9 billion, up 14%, or up 6% excluding First Republic, predominantly driven by higher net interest income and higher asset management revenue. The increase in net interest income was driven by higher rates, largely offset by lower deposit balances. Home Lending net revenue was $1.2 billion, up 99%, or up 39% excluding First Republic, driven by higher servicing revenue, largely due to the absence of a net MSR loss in the current quarter compared with the prior year, as well as higher net interest income. Card Services & Auto net revenue was $6.1 billion, up 8%, driven by higher Card Services net interest income on higher revolving balances, partially offset by lower auto operating lease income.
Noninterest expense was $9.3 billion, up 18%, or up 10% excluding First Republic, largely driven by higher compensation, including an increase in employees, primarily in bankers, advisors and technology, and wage inflation, as well as continued investments in marketing and technology.
The provision for credit losses was $2.2 billion, reflecting net charge-offs of $1.6 billion and a net reserve build of $551 million. The net reserve build was driven by loan growth in Card Services, including increases in revolving balances, partially offset by an improvement in the Firm’s macroeconomic scenarios. Net charge-offs of $1.6 billion were up $793 million, predominantly driven by continued normalization in Card Services. The prior-year provision was $1.8 billion, reflecting a net reserve build of $1.0 billion and net charge-offs of $845 million.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				3Q23		4Q22
($ millions)	4Q23	3Q23	4Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$10,958	$11,730	$10,598	$(772)	(7)%	$360	3%
Banking[14]	4,058	3,998	3,832	60	2	226	6
Markets & Securities Services	6,900	7,732	6,766	(832)	(11)	134	2
Noninterest expense[14]	6,774	7,443	6,495	(669)	(9)	279	4
Provision for credit losses	210	(185)	141	395	NM	69	49
Net income	$2,524	$3,092	$3,314	$(568)	(18)%	$(790)	(24)%

Discussion of Results:
Net income was $2.5 billion, down 24%, with net revenue of $11.0 billion, up 3%.
Banking revenue was $4.1 billion, up 6%. Investment Banking revenue was $1.6 billion, up 13%. Investment Banking fees were up 13%, predominantly driven by higher debt and equity underwriting fees. Payments revenue was $2.3 billion, up 10%. Excluding the net impact of equity investments, which included higher markdowns in the prior year, Payments revenue was flat, as fee growth was predominantly offset by higher deposit-related client credits. Lending revenue was $150 million, down 54%, driven by mark-to-market losses on hedges of retained loans, partially offset by higher net interest income.
Markets & Securities Services revenue was $6.9 billion, up 2%. Markets revenue was $5.8 billion, up 2%. Fixed Income Markets revenue was $4.0 billion, up 8%, driven by higher revenue in the Securitized Products Group,15 partially offset by lower revenue in Rates. Equity Markets revenue was $1.8 billion, down 8%, driven by lower revenue in Derivatives and Cash. Securities Services revenue was $1.2 billion, up 3%.
Noninterest expense was $6.8 billion, up 4%, predominantly driven by the timing of revenue-related compensation.
The provision for credit losses was $210 million, driven by a reserve build for certain accounts receivable. The prior-year provision was $141 million, reflecting a net reserve build of $134 million.

COMMERCIAL BANKING (CB)

Results for CB				3Q23		4Q22
($ millions)	4Q23	3Q23	4Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,016	$4,031	$3,404	$(15)	—%	$612	18%
Noninterest expense	1,395	1,375	1,254	20	1	141	11
Provision for credit losses	366	90	284	276	307	82	29
Net income	$1,653	$1,935	$1,423	$(282)	(15)%	$230	16%

Discussion of Results:
Net income was $1.7 billion, up 16%, or up 4% excluding First Republic.
Net revenue was $4.0 billion, up 18%, or up 7% excluding First Republic, predominantly driven by higher net interest income, payments revenue and investment banking revenue. The increase in net interest income reflected the impact of higher rates, partially offset by lower deposit balances. The increase in payments revenue reflected fee growth, largely offset by higher deposit-related client credits.
Noninterest expense was $1.4 billion, up 11%, or up 9% excluding First Republic, driven by an increase in employees, including front office and technology investments, as well as higher volume-related expense, including the impact of new client acquisition.
The provision for credit losses was $366 million, reflecting a net reserve build of $240 million and net charge-offs of $126 million. The net reserve build was driven by a deterioration in the outlook related to commercial real estate valuations. The prior-year provision was $284 million, reflecting a net reserve build of $249 million and net charge-offs of $35 million.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				3Q23		4Q22
($ millions)	4Q23	3Q23	4Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$5,095	$5,005	$4,588	$90	2%	$507	11%
Noninterest expense	3,388	3,138	3,022	250	8	366	12
Provision for credit losses	(1)	(13)	32	12	92	(33)	NM
Net income	$1,217	$1,417	$1,134	$(200)	(14)%	$83	7%
Discussion of Results:
Net income was $1.2 billion, up 7%, or down 18% excluding First Republic.
Net revenue was $5.1 billion, up 11%, or up 2% excluding First Republic, driven by higher management fees on strong net inflows and higher average market levels, predominantly offset by lower net interest income. The decrease in net interest income reflected lower deposit margins and balances, partially offset by wider loan spreads.
Noninterest expense was $3.4 billion, up 12%, or up 11% excluding First Republic, largely driven by higher compensation, including performance-based incentives, continued growth in private banking advisor teams, the impacts of closing the J.P. Morgan Asset Management China acquisition and continued investments in Global Shares.
Assets under management were $3.4 trillion and client assets were $5.0 trillion, each up 24%, driven by continued net inflows and higher market levels.

CORPORATE

Results for Corporate				3Q23		4Q22
($ millions)	4Q23	3Q23	4Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,777	$1,558	$1,183	$219	14%	$594	50%
Noninterest expense	3,593	696	339	2,897	416	3,254	NM
Provision for credit losses	(2)	46	(14)	(48)	NM	12	86
Net income/(loss)	$(875)	$812	$581	$(1,687)	NM	$(1,456)	NM
Discussion of Results:
Net loss was $875 million, or a net loss of $689 million excluding First Republic, compared with net income of $581 million in the prior year.
Net revenue was $1.8 billion, up $594 million. Net interest income was $2.4 billion, up $1.1 billion, driven by the impact of higher rates and balance sheet mix. Noninterest revenue was a net loss of $668 million, compared with a net loss of $115 million in the prior year. The current quarter included net investment securities losses of $743 million, primarily driven by sales of U.S. Treasuries and mortgage-backed securities. The prior-year quarter included a $914 million gain on the sale of Visa B shares, largely offset by $874 million of net investment securities losses.
Noninterest expense was $3.6 billion, up $3.3 billion, or up $3.0 billion excluding First Republic, predominantly driven by the FDIC special assessment of $2.9 billion.
The current quarter included an income tax benefit related to the finalization of certain income tax regulations.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 10 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $104.45, $100.30 and $90.29 at December 31, 2023, September 30, 2023, and December 31, 2022, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding CIB Markets (“Markets”, which is composed of Fixed Income Markets and Equity Markets). Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 29 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 70 of the Firm’s 2022 Form 10-K.

d.Fourth-quarter 2023 net income, earnings per share and ROTCE excluding significant items are non-GAAP financial measures. Significant items collectively refer to the FDIC special assessment of $2.9 billion and net investment securities losses of $743 million. Excluding these significant items resulted in an increase of $2.7 billion (after tax) to reported net income from $9.3 billion to $12.1 billion; an increase of $0.93 per share to reported EPS from $3.04 to $3.97; and an increase of approximately 4% to ROTCE from 15% to 19%. Management believes these measures provide useful information to investors and analysts in assessing the Firm’s results.

JPMorgan Chase & Co.
News Release
Additional notes:

3.Estimated. Reflects the Current Expected Credit Losses (“CECL”) capital transition provisions. Beginning January 1, 2022, the $2.9 billion CECL capital benefit is being phased out at 25% per year over a three-year period. As of December 31, 2023, CET1 capital and Total Loss-Absorbing Capacity reflected the remaining $1.4 billion CECL benefit. Refer to Capital Risk Management on pages 48-53 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 and on pages 86-96 of the Firm’s 2022 Form 10-K for additional information.
4.Estimated. Cash and marketable securities includes end-of-period eligible high-quality liquid assets (“HQLA”), excluding regulatory prescribed haircuts under the liquidity coverage ratio (“LCR”) rule where applicable, for both the Firm and the excess HQLA-eligible securities included as part of the excess liquidity at JPMorgan Chase Bank, N.A., which are not transferable to non-bank affiliates and thus excluded from the Firm’s LCR. Also includes other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 54-61 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 and on pages 97-104 of the Firm’s 2022 Form 10-K for additional information.
5.Earnings per share (“EPS”).
6.Reflects the $2.9 billion ($2.2 billion after tax) special assessment from the FDIC on certain banks to recover losses to the Deposit Insurance Fund (“DIF”) arising from the protection of uninsured depositors resulting from bank resolutions in 2023.
7.On May 1, 2023, JPMorgan Chase acquired certain assets and assumed certain liabilities of First Republic Bank (the “First Republic acquisition") from the Federal Deposit Insurance Corporation (“FDIC”). All references in this press release to “excluding First Republic” or “attributable to First Republic” refer to excluding or including the relevant effects of the First Republic acquisition, as well as subsequent related business and activities, as applicable.
8.Excludes Commercial Card.
9.Users of all mobile platforms who have logged in within the past 90 days. As of December 31, 2023, excludes First Republic.
10.Includes gross revenues earned by the Firm that are subject to a revenue sharing arrangement between CB and the CIB for Investment Banking and Markets products sold to CB clients. This includes revenues related to fixed income and equity markets products. Refer to page 61 of the Firm’s 2022 Form 10-K for a discussion of revenue sharing.
11.Includes the net impact of employee issuances. Excludes excise tax and commissions cost.
12.Last twelve months (“LTM”).
13.Credit provided to clients represents new and renewed credit, including loans and lending-related commitments.
14.In the first quarter of 2023, the allocations of revenue and expense to CCB associated with a Merchant Services revenue sharing agreement were discontinued and are now retained in Payments in CIB. Prior-period amounts have been revised to conform with the current presentation.
15.Securitized Products Group is comprised of Securitized Products and Tax Oriented Investments.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.9 trillion in assets and $328 billion in stockholders’ equity as of December 31, 2023. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, January 12, 2024, at 8:30 a.m. (EST) to present fourth-quarter and full-year 2023 financial results. The general public can access the call by dialing (888) 324-3618 in the U.S. and Canada, or (312) 470-7119 for international callers; use passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 10:30 a.m. (EST) on January 12, 2024 through 11:59 p.m. (EST) on January 26, 2024 by telephone at (866) 361-4940 (U.S. and Canada) or (203) 369-0188 (international); use passcode 14632#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.